Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "VAPOR CORP.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MAY, A.D. 2016, AT 5:36 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5455438 8100 SR# 20164116567	Authentication: 202410239 Date: 06-01-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:36 PM 05/31/2016
CERTIFICATE OF CORRECTION TO THE	FILED 05:36 PM 05/31/2016
CERTIFICATE OF AMENDMENT TO THE	SR 20164116567 - File Number 5455438
CERTIFICATE OF INCORPORATION
OF VAPOR CORP.

Vapor Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1.	The name of the Corporation is Vapor Corp.

2.	That a Certificate of Amendment to the Certificate of incorporation of the Corporation was filed by the Secretary of State of Delaware on May 27, 2016 and that said Certificate requires correction as permitted by Section 103(f) of the Delaware General Corporation Law.

3.	The inaccuracy or defect of said Certificate is: The reference to June 1, 2016 failed to include a reference to the specific time of day of the effectiveness of the action noted therein.

4.	Article 2 of the Certificate is corrected to read as follows:

2.     Section 4 of the Certificate of Incorporation is amended by replacing the last paragraph of such Section with the following:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every twenty thousand (20,000) shares of the Corporation’s issued and outstanding Common Stock, par value $0.0001 per share, that are issued and outstanding immediately prior to 5:00 p.m. on June 1, 2016 shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, provided that in the event a stockholder would otherwise be entitled to a fraction of a share of Common Stock pursuant to the provisions of this Article, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of the 31st day of May, 2016.

By:	/s/ Jeffrey Holman
Jeffrey Holman,
Chief Executive Officer